Exhibit 99.1

Intercontinental Exchange Announces the Retirement of
Chief Financial Officer Scott A. Hill Following 14 Years of Distinguished Service

Warren Gardiner, Currently ICE’s Head of Investor Relations, to Succeed Hill as CFO

LONDON & NEW YORK & SINGAPORE --(BUSINESS WIRE)-- Intercontinental Exchange, Inc. (NYSE:ICE), a leading operator of global exchanges and clearing houses and provider of mortgage technology, data and listings services, announced that Chief Financial Officer Scott Hill plans to retire on May 14, 2021, capping a 14-year career at ICE that saw the firm expand consistently through organic growth and acquisitions, delivering a compound annual growth rate in adjusted earnings per share of 16% during Hill’s tenure. Warren Gardiner, ICE’s Vice President of Investor Relations, will assume the CFO role following ICE’s 2021 Annual Meeting of Shareholders on May 14. Mr. Hill will continue to serve as an advisor to the company through February 2023.

“Scott joined ICE in 2007, shortly after our IPO, providing strong and steady leadership over the financial management of the company and yet, from his first days at the company to today, he has delivered so much more as a visionary for our growth, steward of our culture, and mentor to many who have joined us on our remarkable journey,” said Jeffrey Sprecher, Founder, Chairman and CEO of Intercontinental Exchange. “I am personally grateful to Scott for his measured and wise counsel over the years and, as a firm, we have all benefitted from his broad expertise and tireless service, and we’re glad that he will remain with us to assist in a smooth transition as Warren Gardiner assumes his duties as CFO.”

At ICE, Mr. Hill has led all aspects of the company’s finance and accounting functions, treasury, tax, audit and controls, human resources and investor relations. As the company expanded into new products and geographies, Mr. Hill also played an integral role in mergers and acquisitions and, at various times during his tenure, provided operational leadership in global clearing and other areas of the business. Mr. Hill arrived at ICE from IBM, were he served for 16 years in accounting, financial and strategy leadership positions in the U.S., Europe and Japan. A native of Texas, Mr. Hill earned a BBA in Finance from the University of Texas in Austin and an MBA from NYU’s Stern School of Business.

Since 2017, Warren Gardiner has led ICE’s award-winning investor relations program. During his tenure at ICE, Mr. Gardiner has also played an integral role in business development, as well as financial planning and analysis. In his expanded role as CFO, Warren will lead ICE’s finance, accounting, treasury, tax and audit functions, as well as investor relations. Mr. Gardiner joined ICE from Evercore ISI, where he served as a senior research analyst covering the U.S. exchanges and Financial Information sector. Mr. Gardiner holds a B.A. in Managerial Economics from Union College and is a CFA charter holder.

“Since joining ICE, Warren has worked closely with Scott and his team to further enhance both our financial reporting and communications to our stakeholders.” said Jeff Sprecher. “As we continue to grow, his intimate knowledge of our industry, business, and culture has positioned him well to expand his responsibilities and to help us build on the track record of outstanding returns for which ICE has always been known.”

Mr. Gardiner’s appointment as CFO is effective as of May 15, 2021. Mr. Hill will actively assist with the CFO transition through the end of the year and will remain an advisor through February 2023.

About Intercontinental Exchange

Intercontinental Exchange (NYSE: ICE) is a Fortune 500 company and provider of marketplace infrastructure, data services and technology solutions to a broad range of customers including financial institutions, corporations and government entities. We operate regulated marketplaces, including the New York Stock Exchange, for the listing, trading and clearing of a broad array of derivatives contracts and financial securities across major asset classes. Our comprehensive data services offering supports the trading, investment, risk management and connectivity needs of customers around the world and across asset classes. As a leading technology provider for the U.S. residential mortgage industry, ICE Mortgage Technology provides the technology and infrastructure to transform and digitize U.S. residential mortgages, from application and loan origination through to final settlement.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located here. Key Information Documents for certain products covered by the EU Packaged Retail and Insurance-based Investment Products Regulation can be accessed on the relevant exchange website under the heading “Key Information Documents (KIDS).”

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE's Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 4, 2021.

ICE- CORP
Source: Intercontinental Exchange

ICE Media Contact:
Josh King
Josh.King@ice.com
212-656-2490

ICE Investor Contact:
Warren Gardiner
Warren.Gardiner@ice.com
770-835-0114